CLARK BARDES CONSULTING
-----------------------

                                          CONTACT:       Jim Radosevich
                                                         VP - Investor Relations
                                                         Phone: (847) 304-5800

FOR IMMEDIATE RELEASE

CLARK/BARDES CONSULTING ENTERS INTO AGREEMENT TO PURCHASE LONG, MILLER AND ASSOCIATES, LLC

BARRINGTON, ILL.-- September 26, 2002--Clark/Bardes Consulting, a national firm dedicated to helping companies keep their best people through integrated compensation, benefits and funding solutions and a wholly-owned subsidiary of Clark/Bardes, Inc. (NYSE: CBC), today announced it has entered into an agreement to acquire Long, Miller and Associates, LLC (LongMiller). Based in Greensboro, North Carolina, LongMiller specializes in business-owned life insurance portfolio services.

Highlights of the transaction include:

         o Combining the two largest distributors of business-owned life insurance

         o        Enhancing carrier and product offerings for the banking market

         o The acquisition is expected to be immediately accretive to earnings when completed

Clark/Bardes Consulting intends to finance the acquisition, valued at approximately $405 million, through:

         o Incurrence of approximately $305 million of non-recourse debt secured by commission and related payments from inforce policies sold by LongMiller

         o A drawing down of an estimated $80 million under its existing credit facility

         o The issuance of approximately $20 million of Clark/Bardes common stock

Both the non-recourse debt and the credit facility borrowings would be reflected as debt on Clark/Bardes Consulting's balance sheet. The transaction is expected to close by the end of October.

Clark/Bardes Consulting announces intent to purchase Long, Miller and Associates, LLC
Page 2 of 3


In addition, it is anticipated that Robert E. Long Jr., co-founder of LongMiller, will join Clark/Bardes, Inc.'s board of directors. Large financial institutions will be serviced through the Greensboro office and personnel.

"With this acquisition, Clark/Bardes Consulting will enhance its offerings by coupling LongMiller's exceptional product selection and seasoned personnel with the Banking Practice's expansive distribution channel," said Tom Wamberg, Chairman & Chief Executive Officer of Clark/Bardes Consulting.

"LongMiller has a long-standing reputation for innovative product design and client service in the business-owned life insurance marketplace; we are pleased to be gaining access to their considerable resources," said Rich Chapman, President of Clark/Bardes Consulting's Banking Practice.

"It makes sense to team up with Clark/Bardes Consulting and consolidate the services we provide to large financial institutions," said Robert E. Long Jr. "By combining the companies' expertise in the business-owned life insurance marketplace, we will be able to provide the banking industry with unparalleled plan design capabilities, as well as product alternatives that are unrivaled in the industry." Co-founder Kenneth D. Miller agrees, "It is important to us to further expand our organization to enhance and continue our quality of service to clients. Consolidating Clark/Bardes Consulting's expertise with ours makes sense."

The completion of the purchase is subject to customary conditions, including Clark/Bardes Consulting's ability to raise the funds necessary to complete the acquisition, and there are no assurances it will be completed on a timely basis or at all.

The company will hold a conference call to discuss these matters on September 26th at 10:00 AM Central Time. Investors may access the call by dialing 1-888-666-1297 with the conference ID: 5891553. If you are unable to participate during the live conference call, a replay of the call will be available two hours following the conference at 1-800-642-1687, for one week until October 3rd, 2002.

Clark/Bardes Consulting announces intent to purchase Long, Miller and Associates, LLC
Page 3 of 3


Founded in 1967, Clark/Bardes Consulting is a firm with expertise in compensation and benefit consulting, design, funding and plan administration. With more than 4,500 corporate, healthcare and banking clients, the company's primary purpose is helping companies keep their best people.

Clark/Bardes Consulting's Banking Practice is the largest and most comprehensive provider of compensation, benefit and business-owned life insurance portfolio services to banks across the country. Exclusively focused on the banking industry and endorsed by more than 40 banking trade organizations, the Banking Practice specializes in four primary capabilities: compensation consulting, executive & director benefit planning, ownership succession planning, and business-owned life insurance.

All statements other than statements of historical fact included in this news release are forward-looking statements. Words such as "anticipate," "believe," "estimate," "expect," "intend" and similar expressions as they relate to the Company or its management, identify forward-looking statements. Such forward-looking statements are based on the beliefs of the Company's management as well as assumptions made by and information currently available to the Company's management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, such as difficulties associated with changes in tax legislation, dependence on key producers, the Company's dependence on persistency of existing business, credit risk related to renewal revenue, acquisition risks, competitive factors and pricing pressures, dependence on certain insurance companies, changes in legal and regulatory requirements and general economic conditions. You should specifically consider these and other factors identified in our Annual Report on Form 10-K for the year ended December 31, 2001, included under the caption "Risk Factors," which could cause actual results to differ materially from those indicated by the forward-looking statements. In light of the foregoing risks and uncertainties, you should not unduly rely on such forward-looking statements when deciding whether to buy, sell or hold any of our securities. We disclaim any intent or obligation to update or alter any of the forward-looking statements whether in response to new information, unforeseen events, changed circumstances or otherwise. Such statements reflect the current views of the Company's management with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to the operations, results of operations, growth strategy and liquidity of the Company. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by this paragraph. Further information may be obtained at the Company's Internet site: http://www.clarkbardes.com.

                                     # # #